FIDELITY (LOGO)         FMR Corp. 82 Devonshire
INVESTMENTS(registered  Street Boston MA  02109-3614
trademark)              617 563 7000

April 15, 1999


Board of Directors
Empire Fidelity Investments Life Insurance Company
200 Liberty  Street
One World Financial Center
New York, N.Y.  10281

Ladies and Gentlemen:

 In my capacity as Associate General Counsel of FMR Corp., I have provided legal advice to Empire Fidelity Investments Life Insurance Company ("Empire Fidelity Life") with respect to the establishment of Empire Fidelity Investments Variable Annuity Account A (the "Account") pursuant to section 4240 of the New York Insurance Law. The Account was established by Empire Fidelity Life on July 15, 1991 for the investment of assets held under certain variable annuity contracts (the "Contracts"). I have participated in the preparation and review of Post-Effective Amendment No. 10 to the Registration Statement on Form N-4 for the registration of the Contracts with the Securities and Exchange Commission under the Securities Act of 1933, Reg. No. 33-42376 and the registration of the Account under the Investment Company Act of 1940.

 I am of the following opinion:

(1) Empire Fidelity Life is duly organized and validly existing under the laws of the State of New York.

(2) The Account is duly created and validly existing as a separate account of Empire Fidelity Life under the laws of New York.

(3) The portion of the assets to be held in the Account equal to the reserve and other liabilities for variable benefits under the Contracts is not chargeable with liabilities arising out of any other business Empire Fidelity Life may conduct.

(4) The Contracts, when issued as set forth in the Registration
Statement, will be legal and binding obligations of Empire Fidelity Life in accordance with their terms.

 In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

 I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, and to the reference to my name under the heading "Legal Matters" in the Statement of Additional Information.

Very truly yours,

/s/ David J. Pearlman
    David J. Pearlman